Exhibit 99.1
Contact:	Greg Miller (212) 537-5177 Ext. 1 gmiller@marketcomPR.com
General Nutrition Centers, Inc. Reports First Quarter 2008 Financial Results
PITTSBURGH — May 8, 2008 — General Nutrition Centers, Inc. (“GNC” or the “Company”), the largest global specialty retailer of nutritional supplements, today reported its financial results for the first quarter ended March 31, 2008.
The Company is an indirect wholly owned subsidiary of GNC Parent LLC which was acquired on March 16, 2007 by affiliates of Ares Management LLC (“Ares”) and Ontario Teachers’ Pension Plan Board (“Teachers”). As such, the financial results presented in this press release represent the aggregate of the financial results of General Nutrition Centers, Inc. from January 1, 2007 through March 15, 2007, predecessor, and the results from March 16, 2007 to March 31, 2007 and for the three months ended March 31, 2008, successor.
For the first quarter of 2008, the Company reported revenues of $428.1 million, a 9.2% increase over the same quarter in 2007. This increase was the result of increased revenues in each of the Company’s business segments: Retail by 5.5%; Franchise by 10.4%; and Manufacturing/Wholesale by 47.5%. Same store sales improved 2.2% in domestic company-owned stores (including internet sales) and 2.6% in Canadian stores. Domestic same store sales were negatively impacted by approximately 0.6% due to the shift of the Easter holiday to the first quarter in 2008, compared to the second quarter in the prior year.
For the first quarter 2008, the Company reported earnings before interest, income taxes, depreciation and amortization (EBITDA) of $54.9 million compared to $(4.1) million for the same quarter in 2007. Included in the first quarter of 2007 was $51.3 million of transaction costs and related expenses resulting from the acquisition of the Company by Ares and Teachers. Also, included as part of compensation expense for the first quarters of 2008 and 2007 was $0.7 million and $0.5 million, respectively, of non-cash stock-based compensation expense. Excluding the non-cash stock compensation expense and the acquisition related charges, Adjusted EBITDA was $55.6 million for the first quarter of 2008, a 16.6% increase over Adjusted EBITDA of $47.7 million for the first quarter of 2007, a result of improved operating income in each of our business segments.
The transaction costs and acquisition-related expenses incurred in the first quarter of 2007 included: $34.6 million of transaction fees and expenses; $15.3 million of compensation expenses (including $3.8 million of non-cash stock-based compensation resulting from the cancellation of all outstanding stock options); and $1.4 million of non-cash purchase accounting adjustments recorded as part of cost of sales.

GNC, headquartered in Pittsburgh, Pa., is the largest global specialty retailer of nutritional products including vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products. GNC has more than 5,000 retail locations throughout the United States (including more than 950 franchise and 1,400 Rite Aid store-within-a-store locations) and franchise operations in 43 international markets. The company — which is dedicated to helping consumers Live Well — also offers products and product information online at www.gnc.com.
GNC has scheduled a conference call and webcast to report its first quarter financial results on Thursday, May 8, 2008 at 11:00 am ET. To listen to this call inside the U.S., dial 1-800-588-4973, and outside the U.S. dial 1-847-413-2407. A webcast of the call will be available through the “About GNC” link on www.gnc.com. The conference identification number for all callers is 21531200.
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as ”subject to,” “believes,” ”anticipates,” ”plans,” “expects,” ”intends,” ”estimates,” ”projects,” ”may,” “will,” ”should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. GNC believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. Factors that may materially affect such forward-looking statements include, among others:
•	significant competition in our industry;

•	unfavorable publicity or consumer perception of our products;

•	the incurrence of material products liability and product recall costs;

•	costs of compliance and our failure to comply with governmental regulations;

•	the failure of our franchisees to conduct their operations profitably and limitations on our ability to terminate or replace under-performing franchisees;

•	economic, political and other risks associated with our international operations;

•	our failure to keep pace with the demands of our customers for new products and services;

•	the lack of long-term experience with human consumption of some of our products with innovative ingredients;

•	disruptions in our manufacturing system or losses of manufacturing certifications;

•	increases in the frequency and severity of insurance claims, particularly for claims for which we are self-insured;

•	loss or retirement of key members of management;

•	increases in the cost of borrowings and unavailability of additional debt or equity capital;

•	the impact of our substantial indebtedness on our operating income and our ability to grow;

•	the failure to adequately protect or enforce our intellectual property rights against competitors;

•	changes in applicable laws relating to our franchise operations; and

•	our inability to expand our franchise operations to attract new franchisees.

Results of Operations
(Dollars in millions and percentages expressed as a percentage of total net revenues)

	Successor		Combined
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2008		2007
Revenues:
Retail	$321.3	75.0%	$304.7	77.8%
Franchise	64.9	15.2%	58.8	15.0%
Manufacturing / Wholesale	41.9	9.8%	28.4	7.2%

Total net revenues	428.1	100.0%	391.9	100.0%

Operating expenses:
Cost of sales, including warehousing, distribution and occupancy costs	278.9	65.1%	255.0	65.1%
Compensation and related benefits	61.6	14.5%	74.4	19.0%
Advertising and promotion	18.1	4.2%	20.7	5.3%
Other selling, general and administrative expenses	21.8	5.1%	19.5	4.9%
Amortization expense	3.1	0.7%	1.2	0.3%
Foreign currency loss (gain)	0.1	0.0%	(0.1)	0.0%
Transaction related costs	—	0.0%	34.6	8.8%

Total operating expenses	383.6	89.6%	405.3	103.4%

Operating income:
Retail	36.8	8.6%	33.5	8.6%
Franchise	19.8	4.6%	17.4	4.4%
Manufacturing / Wholesale	15.8	3.7%	12.3	3.1%
Unallocated corporate and other costs:
Warehousing and distribution costs	(13.8)	-3.2%	(12.7)	-3.2%
Corporate costs	(14.1)	-3.3%	(29.3)	-7.5%
Merger related costs	—	0.0%	(34.6)	-8.8%

Subtotal unallocated corporate and other costs, net	(27.9)	-6.5%	(76.6)	-19.5%

Total operating income (loss)	44.5	10.4%	(13.4)	-3.4%

Interest expense, net	23.1		47.3

Income (loss) before income taxes	21.4		(60.7)

Income tax expense (benefit)	8.1		(10.2)

Net income (loss)	$13.3		$(50.5)

Note: The numbers in the above table have been rounded to millions. All calculations related to the Results of Operations for the year-over-year comparisons were derived from the table above and could occasionally differ immaterially if you were to use the unrounded data for these calculations.
We define EBITDA as net income (loss) before interest expense (net), income tax expense, depreciation, and amortization. Management uses EBITDA as a tool to measure operating performance of the business. We use EBITDA as one criterion for evaluating our performance relative to our competitors and also as a measurement for the calculation of management incentive compensation. Although we primarily view EBITDA as an operating performance measure, we also consider it to be a useful analytical tool for measuring our liquidity, our leverage capacity, and our ability to service our debt and generate cash for other purposes.
We also use EBITDA as defined in our Senior Credit Facility, and the indentures governing our Senior Floating Rate Toggle Notes and Senior Subordinated Notes to determine compliance with the terms of these facilities and Notes. The reconciliation of EBITDA as presented below is different than that used in our Senior Credit Facility and the indentures governing the Senior Floating Rate Toggle

Notes and Senior Subordinated Notes. Historically, we have highlighted our use of EBITDA as a liquidity measure and for related purposes because of our focus on the holders of our debt. At the same time, however, management has also internally used EBITDA as a performance measure. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity.
Adjusted EBITDA is presented as additional information, as management also uses Adjusted EBITDA to evaluate the operating performance of the business and as a measurement for the calculation of management incentive calculation. Management believes that EBITDA and Adjusted EBITDA are commonly used by security analysts, lenders, and others; however, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies, limiting their usefulness as comparative measures.
Some of the limitations of EBITDA and Adjusted EBITDA are as follows:
•	EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for working capital needs;

•	EBITDA and Adjusted EBITDA does not reflect interest expense or the cash requirement necessary to service interest or principal payments on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	EBITDA and Adjusted EBITDA reflect the impact of earnings on income resulting from matters we consider not to be indicative of our ongoing operations, certain of which income we eliminated in our computation of EBITDA and Adjusted EBITDA.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only for supplemental purposes.
For the combined predecessor and successor periods ended March 31, 2007 and the three months ended March 31, 2008 the following table presents EBITDA reconciled to our net income for such periods and Adjusted EBITDA reconciled to EBITDA for such periods.

NET INCOME (LOSS) RECONCILIATION TO EBITDA AND ADJUSTED EBITDA
(in millions)
(unaudited)

	Successor	Combined
	Three Months Ended
	March 31,
	2008	2007
Net income (loss)	$13.3	$(50.5)
Interest expense, net	23.1	47.3
Income tax expense (benefit)	8.1	(10.2)
Depreciation and amortization	10.4	9.3

EBITDA	$54.9	$(4.1)
Transaction costs	—	34.6
Compensation expense related to transaction	—	15.3
Non-cash stock based compensation expense	0.7	0.5
Purchase accounting adjustments	—	1.4

Adjusted EBITDA	$55.6	$47.7

For the combined predecessor and successor periods ended March 31, 2007 and the three months ended March 31, 2008 the following table presents EBITDA reconciled to our cash from operations for such periods and Adjusted EBITDA reconciled to EBITDA for such periods.
CASH FROM OPERATIONS RECONCILIATION TO EBITDA AND ADJUSTED EBITDA
(in millions)
(unaudited)

	Successor	Combined
	Three Months Ended
	March 31,
	2008	2007
Net cash provided by (used in) operating activities	$7.1	$(44.6)
Cash paid for interest (excluding deferred financing fees)	33.4	38.8
Cash paid for taxes	1.4	1.3
Increase (decrease) in accounts receivable	(0.5)	1.9
Increase (decrease) in inventory	21.5	(4.6)
Decrease (increase) in accounts payable	(25.5)	(4.4)
Increase (decrease) in other assets	(0.6)	0.4
Decrease (increase) in other liabilities	18.1	7.1

EBITDA	$54.9	$(4.1)

Transaction costs	—	34.6
Compensation expense related to transaction	—	15.3
Non-cash stock based compensation expense	0.7	0.5
Purchase accounting adjustments	—	1.4

Adjusted EBITDA	$55.6	$47.7